Exhibit 99.1

First Colombia Development Corp. Announces Acquisitions, Change in Strategy and Proposed New Financing

SAUSALITO, Calif. (May 14, 2019) - First Colombia Development Corp. ("FCOL") (OTC: FCOL) today announced a shift in business strategy and the terms of a proposed new financing. FCOL has entered into a non-binding letter of intent with Critical Mass Industries LLC DBA Good Meds ("Good Meds") pursuant to which FCOL will acquire the management assets related to dispensing, cultivation and extraction as well as the brand assets of Good Meds, which includes BOSM Labs, in exchange for US $1,999,770 and 15,053,233 shares of common stock.

FCOL has also entered into a non-binding letter of intent with General Extract LLC DBA General Extract ("General Extract"). The transactions are expected to close in the second quarter of 2019.

In connection with these acquisitions, FCOL will dispose of its Colombian businesses and concentrate on the development of a nationwide network of medical marijuana dispensaries and related businesses in the United States, where legally permitted, with a focus on both THC-dominant and CBD-dominant cannabis manufacturing, distribution and sales.

"These acquisitions along with the shift in business strategy mark the beginning of FCOL as a U.S. cannabis industry operator. The addition of the Good Meds team and brands, with their decade-long legacy as successful cannabis operators, will give us the head start we will need as a U.S.-based publicly traded cannabis enterprise. We look forward to sharing many new developments in the near future," said Chris Hansen, founding CEO of FCOL.

First Colombia Development Corp. also announced the terms of a proposed private placement of FCOL's common stock in a non-brokered transaction. Under the terms of the private placement, FCOL intends to offer up to US $7 million in shares of common stock at a purchase price of US $0.50 per share. As of the date of this release, the Company has not entered into any binding agreements with respect to the sale of the shares; the Company has had preliminary discussions with proposed investors. While the Company is confident that the placement will be successful, there can be no assurance that the financing will close or that the terms will not be modified. The offering will be made exclusively to accredited investors pursuant to exemptions from registration under the Securities Act of 1933.

John Knapp, founder and CEO of Good Meds, stated: "The entire team at Good Meds is extremely excited about the partnership with FCOL. We have spent the last decade positioning the Company and its brands for this moment, and we finally have the right partners to help us realize our dream of building a national dispensary network that leverages the Good Meds brands and product portfolio."

This press release is not an offer of securities, or a solicitation for purchase, subscription or sale of securities in the United States of America or in any other jurisdiction in which it would be unlawful to do so.

About Good Meds

Good Meds was founded in Denver, Colorado in 2009 by John Knapp. As a pioneering company in a fully regulated cannabis marketplace, Good Meds operates two retail storefronts and a 90,000-square-foot cultivation and extraction facility, producing world-class Medical and Adult Use products. With over 65 employees and a leadership team with decades of combined experience operating in a highly evolving and regulated environment, Good Meds is well positioned to continue its growth trajectory worldwide. For more information, please visit www.GoodMeds.com.

About Good Meds Brand BOSM Labs

BOSM Labs, a medical and recreational cannabis extract brand based in Denver, Colorado, began as a passion for high-quality cannabis concentrates and a desire to be on the cutting edge of cannabis technology. While BOSM Labs has perfected several processing methods, its initial objective was to perfect one genre of concentrate extraction, hydrocarbon. Rich in terpenes, the result is a concentrate that can capture the essence of the cannabis plant unlike any other while producing a multi-sensory explosion that washes over the user every time. BOSM Labs cultivates and sells its own source material as well as offering toll processing services for clients across the state. The name BOSM is derived from the Old Testament word for cannabis, kaneh-bosm, as a Polish etymologist from the Institute of Anthropological Sciences in Warsaw demonstrated, the root kan meaning "hemp" and bosm meaning "aromatic." For more information on the company, please visit www.BOSMLabs.com.

About General Extract

General Extract was founded in 2015 as an importer, distributor, broker and post-processor of hemp and hemp derivatives. Working in value-add areas of the supply chain, General Extract operates a hemp-derivative refinement and distribution center in Denver, Colorado. As an intermediary in the global supply of cannabis products, General Extract is closely aligned with both the upstream and downstream cannabis industry leaders. For more information, please email GeneralExtractCo@gmail.com.

For more information

www.FirstColombia.com

Investors:

Phone: +1 (415) 729-1720

investors@firstcolombia.com

Media:

media@firstcolombia.com

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